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                                                                    EXHIBIT 5

                    {LETTERHEAD OF PRESTON GATES & ELLIS LLP}

                                  April 1, 1999


OnHealth Network Company
808 Howell Street, Suite 400
Seattle, Washington 98101

Re:      OnHealth Network Company
         Form S-3 Registration Statement

Dear Sir or Madam:

         We have acted as counsel for OnHealth Network Company, a Washington corporation (the "Company"), in connection with certain transactions involving the issuance of shares of the Company's Common Stock (the "Shares"), upon the exercise of certain warrants.

         In connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, we have reviewed the Company's articles of incorporation and bylaws and have made such other investigations as we deemed necessary in order to express the opinions set forth below. Based on the foregoing, it is our opinion that the Shares, when issued on the valid and proper exercise of the warrants, will be duly and validly issued, fully paid and nonassessable.

         We hereby consent to all references to us in the Registration Statement and all amendments thereto. We further consent to the use of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.


                                             PRESTON GATES & ELLIS LLP


                                             By:  \S\ C. KENT CARLSON